                             ADDENDUM TO MERGER AGREEMENT

    This Addendum Agreement, entered into by and among Peter Olk and Thomas Raasch (hereinafter collectively referred to as the "Shareholders" and occasionally individually, as "Shareholder"), Northeastern Communications Systems, Inc., a Wisconsin corporation ("NCS") and Telecomm Industries Corp., a Delaware corporation ("Telecomm").

                                     WITNESSETH:

    WHEREAS, the parties hereto entered into a Merger Agreement effective January 1, 1997, whereby NCS has agreed to merge into Telecomm (the "Merger"); and

    WHEREAS, Ms. Sandra Perillo ("Perillo") has exercised her Dissenter's rights pursuant to Wisconsin Statutes Section 180.130, et seq., and fair value for Perillo's common stock of NCS has been paid to her; and

    WHEREAS, as a result of Perillo's exercise of her Dissenter's rights, the consideration to be paid by Telecomm to NCS and the Shareholders in consideration of NCS's merger with Telecomm can now be specifically determined; and

    WHEREAS, the parties hereto desire to confirm the allocation of the cash consideration and the conversion of NCS shares related to the Merger and set forth said allocations in this Addendum Agreement.

    NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

    1. CASH CONSIDERATION. Pursuant to the Merger Agreement, the Shareholders of NCS shall receive $400,000.00 in cash, or other readily available funds, at closing, to be allocated as follows:

         Shareholder              Percentage               Cash
         -----------              ----------               ----

         Peter Olk                94.6%                    $378,400.00
         Thomas Raasch             5.4%                    $ 21,600.00
                                 ------                    -----------
                                 100.0%                    $400,000.00

    2. CONVERSION OF NCS SHARES. Notwithstanding anything contained in the Merger Agreement at paragraph 1.2.2 to the contrary, the NCS Shares shall be exchanged as a result of the Merger for the Telecomm Shares. Telecomm shall deliver to each Shareholder at Closing and/or within a reasonable time thereafter, a share certificate evidencing ownership of Telecomm Shares, as set forth in the table below, upon surrender to Telecomm of the share certificates or certificates representing such Shareholder's ownership of NCS Shares duly endorsed for transfer or accompanied by properly executed stock powers.

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                               Shares Owned        Percentage
         Shareholder              in NCS          of Ownership
         -----------           ------------       ------------

         Peter Olk             1,750              94.6%
         Thomas Raasch           100               5.4%
                               -----             -----
                               1,850             100.0%

         Telecomm Shares
         --------------

         Peter Olk           378,400
         Thomas Raasch        21,600
                             -------
                             400,000

    3. Except as otherwise set forth herein, all other terms and conditions of the Merger Agreement shall remain in full force and effect unchanged by this Addendum.

    Dated this 3rd day of January, 1997.


                             NORTHEASTERN COMMUNICATIONS
                             SYSTEMS, INC.



                             By:__________________________________
                                       Peter J. Olk, President


                                  ___________________________________
                                       Peter J. Olk, Shareholder


                                 ____________________________________
                                       Thomas Raasch, Shareholder


                             TELECOMM INDUSTRIES CORP.


                             By:___________________________________
                                       Michael J. Toth, Chairman

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